EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Leslie Monreal, Director of Public Relations (561) 682-4134	Richard Garcia, Senior VP and CFO (561) 682-4209

PAXSON COMMUNICATIONS CORPORATION
ANNOUNCES NEW NETWORK PROGRAMMING BRAND

(West Palm Beach, FL – June 28, 2005) – Paxson Communications Corporation (AMEX: PAX) (the “Company”), the owner and operator of the nation’s largest broadcast television station group, reaching 84% of U.S. households (approximately 91 million homes), today announced that it will be changing the brand name of its primary television network from PAX TV to “i.” The new “i” brand reflects the Company’s new network programming strategy – to provide an independent broadcast platform for producers and syndicators who desire to reach a national audience. The Company will begin using the “i” brand name on July 1, 2005, and during a transition period, will run on-screen identities featuring both the new and existing brands and on-air promotional spots informing viewers of the change.

President and COO Dean Goodman said, “The change in brand names reflects our strategy to operate our primary network as independent television by offering a mix of original series, movies, specials, sports and news that appeals to a variety of interests. Supported by our broad distribution platform, we want to evolve our primary network as a strongly branded television destination for all viewers and for producers and syndicators seeking a national venue for their programs.”

After the transition is complete, Paxson, which is currently digital multicasting on 45 of its 60 stations, will continue to air programming under its PAX TV brand on one of its digital channels over the air and in select cable homes.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system. Paxson reaches 84% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com

Note: Paxson distribution data provided by Nielsen Media Research.